                                                                  Exhibit (h)(7)

                               Hale and Dorr LLP Draft Dated:  February 14, 2002


                          EXPENSE LIMITATION AGREEMENT

         This Expense Limitation Agreement is made as of the 1st day of May, 2002 by and between Boston Advisors Trust, a Massachusetts business trust (the "Trust") on behalf of its series Boston Advisors Money Market Fund, Boston Advisors U.S. Government Money Market Fund, Boston Advisors Tax Free Money Market Fund and Boston Advisors New York Municipal Money Market Fund (each, a "Fund" and collectively, the "Funds"), and Boston Advisors, Inc., a Massachusetts corporation (the "Adviser"), with respect to the following:

         WHEREAS, the Adviser serves as the Investment Adviser to each Fund pursuant to an Investment Adviser Agreement between the Trust on behalf of each Fund and the Adviser, dated June 1, 2000; and

         WHEREAS, the Adviser has voluntarily agreed to waive its fees and reimburse expenses so that the total operating expenses for each Fund will not exceed the percentage of average daily net assets as set forth on Exhibit A; and
                                                                  ---------

         WHEREAS, the Trust and the Adviser desire to formalize this voluntary fee waiver and expense reimbursement arrangement for the period beginning May 1, 2002 through September 1, 2003.

         NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. The Adviser agrees to waive its fees and reimburse expenses for the period from May 1, 2002 to September 30, 2003 to the extent necessary to maintain the expense ratios of Class 1 and Class 2 shares at not more than 0.90% and 0.65%, respectively, of their average net assets.

2. Upon the termination of any Investment Adviser Agreement as to any Fund, this Agreement will automatically terminate as to that Fund.

3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940 (the "1940 Act") will be resolved by reference to that term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order. Otherwise, the provisions of this Agreement will be interpreted in accordance with the substantive laws of Massachusetts.

4. This expense cap may be changed at any time after September 1, 2003 and does not apply to brokerage commissions, taxes, interest and litigation, indemnification and other extraordinary expenses.

5. To the extent that a Fund's total expense ratio falls below its expense limit, the Adviser reserves the right to be reimbursed for advisory fees waived and Fund expenses paid by it during the current fiscal year.


                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

                                                  BOSTON ADVISORS TRUST
Attest:_______________________
Name:                                             By:___________________________
                                                  Name:    Michael J. Vogelzang
                                                  Title:   President

                                                  BOSTON ADVISORS, INC.
Attest:_______________________
Name:                                             By:___________________________
                                                  Name:    Michael J. Vogelzang
                                                  Title:   President

--------------------------------------------------------------------------------

                                    Exhibit A

--------------------------------------------------------------------------------

                        Fund                               Class 1      Class 2
--------------------------------------------------------------------------------
Boston Advisors Cash Reserves Fund                          0.90%        0.65%
--------------------------------------------------------------------------------

Boston Advisors U.S. Government Money Market Fund           0.90%        0.65%
--------------------------------------------------------------------------------

Boston Advisors Tax Free Money Market Fund                  0.90%        0.65%
--------------------------------------------------------------------------------

Boston Advisors New York Municipal Money Market Fund        0.90%        0.65%
--------------------------------------------------------------------------------